CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated December 30, 2016 relating to the balance sheets of American Gas & Technology LP as of December 31, 2015, and the related statements of operations, changes in stockholders’ equity (deficiency), and cash flows for period from September 10, 2015 (inception) through December 31, 2015, and the related notes to the financial statements.

/s/ Artesian CPA, LLC

Denver, CO

February 16, 2017

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com